Exhibit 99.1


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                          Investor Relations Contact:
                                  John Nesbett
                         Lippert/Heilshorn & Associates
                                 (212) 838-3777

                                Company Contact:
                            Computer Products, Inc.
                              Richard J. Thompson
                            Chief Financial Officer
                                 (561) 451-1000

                                Company Contact:
                               Zytec Corporation
                                 John B. Rogers
                            V.P. Finance & Treasurer
                            (612) 941-1100 ext. 193



                  COMPUTER PRODUCTS, INC. AND ZYTEC CORPORATION
                             ANNOUNCE PLANS TO MERGE
           CREATING ONE OF THE WORLD'S LEADING POWER SUPPLY COMPANIES

           COMPANIES COMBINE TO FURTHER CAPITALIZE ON OPPORTUNITIES IN
                           THE COMMUNICATIONS INDUSTRY

BOCA RATON, FL (September 3, 1997) -- Computer Products Inc., (Nasdaq/NM:CPRD) and Zytec Corporation, (Nasdaq/NM:ZTEC), two of the leading companies in the power supply industry, today announced that their respective boards of directors have unanimously approved a definitive agreement to merge the two corporations and become one of the world's leading providers of power supplies and power systems for the communications market.

Based on the closing price of Computer Products common stock on August 29, 1997, the transaction is valued in excess of $500 million on a fully diluted basis. The combined companies 1997 revenue is expected to be approximately $530 million.

The agreement provides for a stock-for-stock exchange in which each share of Zytec common stock will be exchanged for 1.33 shares of Computer Products stock. Computer Products expects to issue approximately 16.7 million common shares for Zytec's common and equivalent shares outstanding which will represent approximately 40% of Computer Products Inc.'s ownership on a fully diluted basis.

The transaction is expected to be a tax free exchange to be accounted for as a pooling of interest. It is planned to close in the fourth fiscal quarter ending January 2, 1998. A one-time charge related to certain merger costs will be expensed at that time. The transaction is expected to be moderately accretive to Computer Products earnings in fiscal 1998. Completion of the merger is conditional upon approval by the shareholders of both companies and government regulatory agencies.

Mr. Joseph M. O'Donnell, Chairman, President and Chief Executive Officer of Computer Products Inc., stated, "The concept of combining Zytec and Computer Products was driven by trends among our customers in the communications market. We are confident the benefits of the merger will quickly be apparent to our customers, employees and shareholders. Together, the ability of the two companies to offer customers unparalleled service, leading edge technology and financial strength will be significantly increased. It is our belief that the combined company will offer the industry's largest engineering, sales and service staff with manufacturing locations strategically located throughout the world. Additionally, our strategic need for a significant North American manufacturing presence is largely fulfilled by this merger. "

Mr. Ronald D. Schmidt, Chairman and Chief Executive Officer of Zytec Corporation, commented, "This transaction creates a world leader in the power industry offering communication customers


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unique and innovative solutions tailor-made to their rigorous specifications.
The global resources of this new company enhance our ability to provide market-leading technology combined with a first class commitment to customer service, improved growth opportunity for our employees and better return to our stockholders. Furthermore, our strategic plan has called for a manufacturing and engineering presence in the Far East. This merger makes it a reality."

Following the merger, Mr. O'Donnell. will serve as President and Chief Executive Officer. Mr. O'Donnell and Mr. Schmidt will serve as Co-Chairman. Mr. Richard J. Thompson will serve as Chief Financial Officer of the combined entity.

Computer Products, Inc., headquartered in Boca Raton, Fla., is a manufacturer of standard and custom-designed electronic products and subsystems for the communications industry and other real-time systems applications. The Company has operations in Madison, Wis., Boston, Mass., Fremont and Huntington Beach, Calif., Hong Kong and Zhongshan, China, the Republic of Ireland, Germany, Netherlands and the Czech Republic.

Based in Minneapolis, Minnesota, Zytec is a leading designer and manufacturer of custom electronic power conversion equipment for original equipment manufacturers in the communications, networking, computer and other electronic equipment market places. In addition, the company provides logistics and repairs from its California operation and repair of power supplies in its Redwood Falls, Minn. location. A 1991 recipient of the Malcolm Baldrige National Quality Award, Zytec currently employs more than 2,800 people in facilities located in Eden Prairie and Redwood Falls, MN; Broomfield, CO; Lincoln, CA; Richardson, TX; Vienna and Kindberg, Austria; and Tatabanya, Hungary.

Except for historical information contained herein, the matters discussed in this news release may consist of forward-looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, the management of growth, and other risks detailed from time to time in the SEC reports of each of the companies.


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